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                                                                    EXHIBIT 99.1


For Immediate Release
                                    For More Information, Contact:
                                    Robert A. Brannon, President & COO
                                    (954) 713-1603
                                    Gregory R. Moxley, CFO
                                    (954) 713-1635

          Extended Stay America, Inc. Announces Proposed New Financing

Fort Lauderdale, FL--June 14, 2001--Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today announced its intention to sell $300 million of Senior Subordinated Notes. Net proceeds from the notes offering will be used to repay debt under existing credit facilities. The Company also announced its receipt of commitments for $900 million in new senior secured credit facilities, subject to customary conditions. Syndication of the new senior secured credit facilities is scheduled to begin next week. The Company will use borrowings under the new credit facilities to repay debt under its existing credit facilities and for general corporate purposes. It is expected that approximately $350 million of the new credit facilities will remain undrawn at the closing of the new credit facilities, which the Company expects to use for the development of new hotels.

Recent industry reports indicate occupancy rates and revenue per available room, or RevPAR, for the overall lodging industry have declined for April and May 2001 as compared to April and May 2000. The Company believes that the decline in demand for lodging products is related to declines in the rate of growth in the U.S. economy, particularly when compared to 2000 when the lodging industry experienced the highest growth in occupied rooms in over five years.

In connection with the proposed new financing, the Company announced that its occupancy rates for April and May 2001, for its 305 hotels open for at least one year as of December 31, 1999, declined by 2.5% and 6.0%, respectively, when compared to April and May 2000. Average weekly room rates for these hotels increased by 1.8% and 1.6% for April and May 2001, respectively. As a result, these hotels experienced declines in RevPAR of 0.8% and 4.4% for April and May 2001, respectively, as compared to April and May 2000. The Company's overall occupancy rates declined by 2.5% and 6.3% for April and May 2001 when compared to April and May 2000. Overall average weekly room rates increased by 6.0% and 5.9% for April and May 2001, respectively. As a result, overall RevPAR increased by 3.4% and declined by 0.8% for April and May 2001, respectively.
The Company anticipates diluted earnings per share for the quarter ending June 30, 2001 will be in the range of $0.23 to $0.24 per share.

The notes to be offered have not been and will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.
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Certain statements and information included in this press release constitute
"forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.

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